Filed in the Office of Barbara K. Cegavske Secretary of State State Of Nevada	Business Number C17450-2004
	Filing Number 20222286758
	Filed On 4/28/2022 11:28:00 AM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

LiqTech International, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the Board hereby authorizes, approves and adopts the Certificate of Withdrawal of Series A Convertible Preferred Shares filed with the Secretary of State of the State of Nevada on November 14, 2017 (including, without limitation, the resolutions of the Board set forth therein, which such resolutions shall be deemed fully a part of these resolutions as if set forth herein) and directs the Company's appropriate officers to cause the Certificate of Withdrawal of the Series A Convertible Preferred Shares to be filed with the Secretary of State of the State of Nevada.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X /s/ Simon Seidelin Stadil, Chief Financial Officer

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.